JPMorgan Chase Financial Company LLC

Amendment No. 1 to Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated May 19, 2023

Filed pursuant to Rule 424(b)(3)

Structured Investments

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Value of the EURO STOXX 50® Index due August 1, 2024

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated April 28, 2023, related to the securities referred to above (the “pricing supplement”), the maximum upside payment at maturity is as follows:

Maximum upside payment at maturity:	$1,153.00 (115.30% of the stated principal amount) per Trigger PLUS.

CUSIP / ISIN:	48133VS76 / US48133VS761

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS — Where you can find more information” in the pricing supplement.

Pricing supplement dated April 28, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023035559/ea154296_424b2.htm

Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf